Exhibit 99.2

MICROSEMI CORPORATION

THIRD QUARTER FISCAL YEAR 2006 CONFERENCE CALL

JULY 27, 2006

TERRI:

Good afternoon and welcome to Microsemi’s third quarter fiscal 2006 conference call. I am Terri Donnelly, Coordinator of this call. In a few moments you will hear from and have an opportunity to ask questions of Jim Peterson, our President and Chief Executive Officer, of Dave Sonksen, our Executive Vice President and Chief Financial Officer; and of Steve Litchfield, our Vice President of Marketing and Business Development.

A recording of this conference call will be available on the Microsemi website for 30 days, under the investor section. Our web site is located at www.microsemi.com.

Let me remind you that during the course of this conference call, management will state beliefs and make projections or other forward-looking statements regarding future events and the future financial performance of the Company.

Due to changes in public companies’ abilities to communicate with analysts and investors brought about by SEC rules on Fair Disclosure, Microsemi issues guidance in the form of a limited business outlook on our expectations for the next quarter. This business outlook reflects our expectations as of July 27, 2006 and is continually subject to reassessment due to changing market conditions, and other factors, and therefore must be considered only as management’s present opinion, and actual results may be materially different. However, management undertakes no obligation to update these or any forward-looking statements, whether as a result of new information, future events, or otherwise. If an update to our business outlook is provided, the information will be in the form of a news release.

We wish to caution you that all of our statements, except the Company’s past financial results, are just our opinions, predictions and present expectations. Actual future events or results may differ materially. I refer you to Microsemi’s report on Form 10-K for the fiscal year ended October 2, 2005 which was filed with the SEC on December 16, 2005 and report on Form 10-Q, filed on February 10, 2006 with the SEC, and report on Form 10-Q, filed on May 12, 2006 for some of the risks. Information about Microsemi filed with the SEC is available free of charge at www.sec.gov. These reports identify important factors that could cause actual results to differ materially from our projections. That said, we can begin.

Here’s JIM PETERSON.

JIM:

Thank you Terri.

I’d like to thank all of you for joining us this afternoon for Microsemi’s third quarter fiscal year 2006 earnings call. Microsemi experienced another record quarter in bookings, shipments and non-GAAP profits. By continuing to focus on our long term strategies, we have been able to deliver strong results.

The third quarter of fiscal year 2006 produced a non-GAAP earnings of 28 cents per diluted share, which exceeded consensus analyst expectations. Net sales grew by over 18% from the previous quarter and non-GAAP gross margins were 50.3% and non-GAAP operating margins were 30.0%.

This performance enabled Microsemi to hit our post-acquisition targets two quarters sooner than previously expected on a gross margin and operating margin basis. We are very proud of this performance.

Microsemi continues to execute on our strategy to grow revenues in diverse end markets while also improving manufacturing efficiencies to increase profitability. As a result we feel confident that Microsemi can exceed overall industry growth expectations in both our high reliability semiconductor and high performance analog mixed signal businesses.

We had another quarter of record bookings. This enabled us to achieve our 15th consecutive quarter of positive book to bill performance, which was 1.07 to one.

This bookings strength was driven by continuing demand from commercial air and satellite markets, along with additional contribution from our switching products for semiconductor capital equipment and industrial markets. The defense sector remained strong with bookings from Lockheed, Boeing and Northrop still driving exceptional growth.

Our high performance analog mixed-signal business remains solid with growing content in our key markets. Strength of new design wins in notebook and LCD TV has enabled us to remain ahead of our peers.

The profitability for the third quarter was well ahead of our original expectations. We delivered an impressive non-GAAP profitability of 50.3% gross margins and 30.0% operating margins and increased cash in the quarter by $17 million to $155 million and up $57 million from $98 million at the beginning of the fiscal year.

Profitability improvements were driven by new products, higher profit margins and savings from factory utilization improvements.

We are extremely pleased with the continued progress in our lighting business. The design wins in Asia are growing rapidly in notebook and LCD TV opportunities. Our notebook wins with our backlight controller have been very strong. We also have wins with our ambient light sensors that are ramping with a very large OEM this quarter. The LCD TV business continues to be strong as we saw another strong quarter of double digit sequential growth. We continue to increase our share of this market and will continue to do so with our introduction of new products coming in the second half of this calendar year. Additionally, significant growth in generic lighting displays, particularly in point of sales terminals, resulted in strong double digit increase in shipments in the quarter.

Microsemi’s wireless LAN business continues to be strong with a successful transition into our 4th generation of 2.4 and 5GHz power amplifiers for the 802.11 a/b/g and n markets. Continued growth is expected in these markets. In addition we have product offerings that will lead to design-ins for upcoming WIMAX and high power wireless LAN opportunities.

Leading our growth this quarter was our high reliability business. Defense, satellite programs and commercial air business demonstrated significant strength.

Our satellite business continues its robust pace with a great quarter in shipments and bookings. This was again driven by both commercial and defense satellite programs. This product line is the highest margin business within the company and has excellent visibility with 20-plus week lead times.

Commercial air markets continue to drive growth with exceptional order rates. This is a robust, sustainable market with excellent growth potential for the future. Our radar business for commercial and defense applications continues on a very strong growth trend. Particularly noteworthy is our increased business in commercial aviation radars in Asia.

As expected, our implantable medical business shipments were slow in the quarter. This was offset by strength in our MRI business which enabled us to show growth in our medical end market during the quarter. We expect the ICD portion of our medical business to trend up from here. This market is a great strategic opportunity for Microsemi with excellent long term growth rate expectations and high gross margins.

Although we will not comment specifically on our Power Products Group in the future, we will give some details on the transaction.

•	The transaction closed on April 28th and therefore our results include two months of revenues from PPG.
•	The results of the acquisition continue to exceed our goals and expectations.
•	We see enormous value in this acquisition for Microsemi. Benefits include:
o	Strong product lines strengthening the product offering to Microsemi customers
o	Additional product offerings addressing medical and high reliability markets not addressed previously
o	Strong manufacturing efficiencies adding scale to Microsemi’s entire operation
o	Improved utilization
o	Next generation technology for commercial and high reliability markets

Some particular end markets with which we are seeing success are the semiconductor capital equipment markets, several solar inverter platforms in Europe, flat screen TV capital equipment, and the MRI market.

Regarding the integration, we are ahead at this point. The Montgomeryville, PA facility is being shutdown and is on track for final consolidation by calendar year end. Product lines that we are transferring into Asia are going as planned. The sales force has been restructured and all of the teams have been trained and prepared. The SG&A cost has been cut as planned.

We are already seeing the benefits from this strategic transaction. It creates a more diverse stronger Microsemi that has expanded offerings in high performance analog mixed signal and high reliability products. This acquisition gives Microsemi an Enduring Competitive Advantage.

With that let me turn the call over to Dave for our financial details for the third quarter and our outlook for Microsemi for the fourth quarter fiscal year 2006.

DAVE:

Thank you, Jim. Now for the third quarter financial results: Net sales for the quarter ended July 2, 2006 were $100.2 million, sequentially up 18% from $84.9 million in the prior quarter, and up 33% from $75.2 million in the year-ago third quarter.

The book-to-bill ratio for the quarter was 1.07 to 1.

Non-GAAP gross margins were 50.3 percent in the third quarter, compared to 51.1 percent in the second quarter of 2006 and 46.6 percent in the third quarter of 2005. The non-GAAP third quarter gross margins were down slightly from the second quarter due to the impact of the acquisition, as expected.

This quarter, non-GAAP selling, general and administrative expenses were 13.7% of sales ($13.7 million), as compared to 14.9% of sales ($12.6 million) in the second quarter and 19.5% of sales ($14.6 million) in the third quarter of last year. SG&A costs as a percentage of sales decreased this quarter compared to the second quarter and compared to the third quarter of last year primarily due to lower expenses for SOX 404 compliance and legal expenses.

Research and development costs were $6.7 million or 6.7 % of sales in this year’s third quarter, compared to $4.6 million or 5.5% of sales in the second quarter and $4.6 million or 6.1% of sales in the year-ago third quarter, mostly due to the additional R&D costs from the acquisition.

Non-GAAP operating margins were 30.0 percent in the third quarter, a 900 basis point increase over the 21.0 percent in the third quarter of 2005. Non-GAAP operating margins were 30.7 percent in the second quarter of 2006. Again, the third quarter operating margins were down slightly due to the impact of the acquisition, as expected.

The non-GAAP effective tax rate was 35.7% in the third quarter, compared to 35.1% the second quarter of 2006 and 29.0% for the third quarter of 2005. The increase in tax rates was due to a higher proportion of income being taxed in the United States as a result of the acquisition, and an overall reduction in tax benefits and credits.

For the third quarter, non-GAAP net income was $20.1 million, or $0.28 per diluted share, up 14% from $17.7 million or $0.26 per diluted share in the second quarter and up 75% from $11.5 million or $0.18 per diluted share in the year-ago third quarter.

For the third quarter, our GAAP net income includes restructuring costs and other special charges and credits totaling $25.3 million, which includes a one-time non-cash acquisition-related charge of $15.3 million for In-Process Research and Development (IPR&D), $2.7 million for manufacturing profit in acquired inventory and $1.2 million in increased amortization of intangible assets. Including the effect of these items our GAAP net income for this quarter was $0.1 million, down from $13.6 million in the second quarter of this fiscal year and down from $9.8 million in the year ago third quarter. After the effects of the restructuring costs and other special charges and credits our GAAP operating margin was 4.7 % in the third quarter, compared to 23.5% in the second quarter.

Here are a few Income Statement details and Balance Sheet items: Depreciation and amortization expense for the quarter was $4.7 million, compared to $3.2 million in the second quarter. Capital spending was $3.1 million this quarter, up from $2.7 million in the second quarter. Our cash and investment position was $154.5 million at the end of the third quarter, up $16.8 million from $137.7 million at the end of the second quarter and up from $98.0 million at the beginning of the year. At quarter-end we had no short-term bank borrowing.

Our accounts receivable were $68.0 million at the end of the third quarter compared to $59.1 million at the end of the second quarter. DSO are 61 days for this quarter, down from 63 days last quarter.

Inventories at the end of the third quarter were $83.0 million compared to $62.1 million at the end of the second quarter, mostly due to the addition of PPG inventories.

We have changed our breakout of the end markets to include PPG revenues. We have modified the end markets giving better visibility into our commercial air/satellite and also the semiconductor capital equipment markets. We will provide the historical data including PPG for quarterly trends and will provide the last four quarters on our website under the Investor Section. These are our best estimates for our end markets, which as of this quarter now include distributor sales, as well as shipments to our OEMs.

	FY06Q2	FY06Q3

Defense	31%	32%

Commercial air/Satellite	22%	22%

Medical	10%	10%

Notebooks/LCD TVs/Displays	15%	14%

Mobile/ Connectivity	9%	8%

Industrial/Semicap	13%	14%

TOTAL:	100%	100%

Now for the Business Outlook

We expect that for the fourth quarter of 2006, our sales will increase between 7 and 9 percent sequentially. On a non-GAAP basis, we expect our earnings for the fourth quarter of 2006 to be $0.29 to $0.31 per diluted share.

Now let me turn you back over to JIM PETERSON.

JIM:

Thanks DAVE.

So with that, let’s open the conference call to QUESTIONS from analysts and institutional investors.

. . . Q & A SESSION . . .

CLOSING:

JIM:

Thank you for joining us today, and for your questions. By way of review, here are the main points we’ve covered:

•	Microsemi’s results continue to outpace the industry, exceeding expectations while guiding for the fourth quarter to increase shipments in the range of 7 to 9 percent.
•	We have shown impressive gross and operating margin improvements based on revenue growth, product mix shift, increasing ASP’s, and utilization improvements.
•	Strengthen cash position of $155 million with no debt.
•	We are successfully integrating the PPG acquisition.

Currently, we are scheduled to present at 5 (five) financial conferences prior to our next financial results conference call and Web cast. The conferences are as follows:

1)	Canaccord Adams Summer Seminar in Boston on August 8th

2)	AG Edwards’ Growth Conference in New York on September 20th

3)	CIBC Annual London/Europe 1-1 Conference on September 25-27th

4)	AeA Classic Financial Conference in Monterey, California on November 5-7th

5)	CIBC Best in Class in New York on November 28-29th

We encourage you to attend one or all of these conferences. If you are not able to attend, we encourage you to listen to our presentation via Web cast.

Thank you again for being with us and have a great day.